Exhibit 10.12

Date

“First_Name” “Middle_Name” “Last_Name”

“Address_Line_1”

“Address_Line_2”

“City”, “State” “Zip_Code”

RE:	Letter Agreement dated “Option_Date”, Option Number “NUM”

Grant of Nonqualified Stock Options (the “Agreement”)

Dear “First_Name” :

I am pleased to advise you that on “Option_Date” (the “Date of Grant”) and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of First Midwest Bancorp, Inc. (the “Company”) approved a grant to you of a “Nonqualified Stock Option” (the “Option”). The Option provides you with the opportunity to purchase, for “Option_Price” per share, up to “Shares_Granted” shares of the Company’s Common Stock.

The Option is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1)	Exercisability

Except as otherwise provided in paragraphs (3), (4), (5) and (8) below, the Option shall be exercisable only if you continue in the employment of the Company. The Option will become exercisable as follows: (a) 50% of the Option to purchase the shares indicated above is exercisable on or after “Vest_Date_Period_1”; and b) the remaining 50% of the Option to purchase the shares indicated above is exercisable on or after “Vest_Date_Period_2”. In the event of your death or Disability, or in the event of a Change-in-Control, as defined in the Plan, the Option will become fully vested and exercisable as set forth in paragraphs (3) and (4), respectively. The Option expires upon the close of business on “Expiration_Date_Period_1” (the “Expiration Date”).

(2)	Procedure for Exercise

Subject to the foregoing paragraph (1), you may exercise the Option at any time and from time to time during the term of the Option by:

(a)	delivery of written notification of exercise and payment in full:

(i)	in cash or its equivalent (including a broker-assisted cashless exercise as described in the Plan); or

(ii)	by tendering Previously-Acquired Shares of Company Stock having a fair market value at the exercise date (defined as the average of the high and low prices of the Company’s Common Stock as reported by the consolidated tape of the Nasdaq National Market System [on the date the written notice of exercise is received by the office of the Corporate Controller]) equal to all or part of the total Option price (including for this purpose shares deemed tendered by affirmation of ownership); or

(iii)	by combination of (i) and (ii);

for all Option shares being purchased, plus the amount of any additional federal and state income tax and FICA/Medicare tax required to be withheld by reason of the exercise of the Option, unless you have properly elected, with the Committee’s consent in accordance with Section 16 of the Plan, to deliver Previously-Acquired Shares or have Option shares withheld to satisfy such taxes; and

(b)	if requested within the specified time set forth in any such request, delivery to the Company of such written representations and undertakings as may, in the opinion of the Company’s counsel, be necessary or desirable to comply with federal and state securities laws.

Further information regarding procedures for exercising your Options, including the definition of Previously-Acquired Shares, can be found in the Plan, the Plan’s “Summary Description” and the document entitled “How to Exercise Your Stock Options”. If you are a first time grant recipient, these documents accompany this Letter Agreement.

(3)	Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death or Disability, all vesting exercise restrictions will lapse and the Option will become immediately exercisable in full. If your employment with the Company or any of its subsidiaries terminates prior to the Expiration Date, the Option will continue to be exercisable by you (or in the event of your death, by your beneficiary or your estate’s executor or administrator) to the same degree that the Option was exercisable on your employment termination date (including any acceleration of vesting which may occur in the event of death or Disability), until the first of the following occur:

(a)	except as provided in the event of a Change-in-Control, the expiration of one (1) month after the date your employment is terminated for any reason other than Retirement (as defined in the Plan), death, Disability or discharge for Cause (as defined in the Plan);

(b)	the expiration of three (3) years following Retirement or termination by reason of death or Disability;

(c)	the termination date if the termination is for Cause; or

(d)	the Expiration Date.

(4)	Merger, Consolidation or Change-in-Control

In the event of a Change-in-Control as defined in Section 14 of the Plan, all holding period and vesting exercise restrictions will lapse and the Options will become immediately exercisable in full and the one (1) month period set forth in paragraph (3) (a) above will be extended to three (3) years.

(5)	Limited Transferability

The Option is personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution and other than as provided herein. Your Option shall be exercisable during your lifetime only by you. Notwithstanding the foregoing, you may transfer your Option to:

(a)	your spouse, children or grandchildren (“Immediate Family Members”);

(b)	a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

(c)	a partnership in which such Immediate Family Members are the only partners,

provided that:

(i)	there may be no consideration for any such transfer;

(ii)	subsequent transfers of the transferred Option shall be prohibited, except to designated beneficiaries; and

(iii)	such transfer is evidenced by documents acceptable to the Company and filed with the Corporate Secretary.

Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of designating a beneficiary with respect thereto, the transferee shall be entitled to designate the beneficiary. The provisions of this Letter Agreement relating to the period of exercisability and expiration of the Option shall continue to be applied with respect to you and the Option shall be exercisable by the transferee only to the extent, and for the periods, set forth above. Transfer of Common Stock purchased by your transferee upon exercise of the Option may also be subject to the restrictions and limitations described in Paragraph (6) below.

(6)	Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock purchased upon exercise of the Option. The Company registered the Option shares under The Securities Act of 1933.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company’s Corporate Secretary prior to exercise of this Option or selling any such shares acquired upon exercise thereafter.

Additional information regarding these rules can be found in the Plan’s “Summary Description” and the document entitled “How to Exercise Your Stock Options”.

(7)	Reload Provisions

As described more fully in Appendix B, “General Information Regarding Reload Stock Options” of the “Summary Description” of the Plan, the Committee has approved the grant of reload stock options upon certain exercises of the Option. Accordingly, a reload stock option will be granted upon any exercise of the Option by you while you are an employee and upon which you tender Previously-Acquired Shares of Common Stock in payment of the exercise price and/or use such shares in satisfaction of the required tax withholding. A Reload Option Letter Agreement will be issued to you to evidence the grant of a reload stock option. Reload stock options will not be granted if this Option is exercised by your transferee or beneficiary, or if you are not an active employee at the time of exercise. For this purpose, you will not be deemed to be actively employed during any period with respect to which a Continuing Participant Agreement (described below) is in effect. The Committee has reserved the right, at any time and for any reason, to amend, modify or terminate the granting of reload stock options upon the exercise of the Option. You will be notified by the Company in the event of any such action.

(8)	Continuing Participant Agreement

For purposes of this Option, your employment will not be deemed to have terminated, and instead will be deemed to be continuing, during any period during which you are a party to a Continuing Participant Agreement with the Company or any of its subsidiaries; provided such Continuing Participant Agreement was approved by the Committee and the Board of Directors of the Company.

(9)	Tax Consequences

Information regarding federal tax consequences of the Option can be found in the Plan’s “Summary Description” and the document entitled “How to Exercise Your Stock Options”. You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)	Employment of Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11)	Conformity with Plan

The Option is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan. Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

To confirm your understanding and acceptance of the Option granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the “Beneficiary Designation Form” and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

John M. O’Meara

President and Chief Executive Officer

First Midwest Bancorp, Inc.

JMO:m

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